Exhibit 99.1

F O R    I M M E D I A T E    R E L E A S E

Paul Murphy Joins Apogee as Chief Financial Officer and Vice President of Finance

NORWOOD, Mass.—(BUSINESS WIRE)—May 16, 2005—Apogee Technology, Inc. (AMEX:ATA), a global provider of integrated circuits and an emerging Micro-Electromechanical Systems (“MEMS”) sensor supplier, announced today that Paul Murphy has joined Apogee as the Chief Financial Officer (CFO), Vice President of Finance and Treasurer.

Paul Murphy brings over 25 years of experience as a CFO with leading private and public high technology companies, including Artel Video Systems, Inc. UroMed Systems, Inc., Xyplex, Inc. and Lexidata Corporation. His strong background includes multiple public financings, mergers and acquisitions, international sales experience, audit and investor relations. Over the last several years, he has worked with public companies to comply with Section 404 of the Sarbanes-Oxley Act of 2002. Mr. Murphy has an MBA from the Harvard University Graduate School of Business Administration and was a highly decorated officer in the U.S. Army.

About Apogee Technology, Inc.

Apogee Technology is a fabless semiconductor company that designs, develops and markets silicon based products that incorporate proprietary technologies. The Company’s patented all-digital, high efficiency Direct Digital Amplification (DDX(R)) ICs have been used by over 20 major consumer electronic brands in a wide range of audio products. The company is developing new System-on-Chip products using its analog and digital circuit designs and Micro-Electromechanical Systems (MEMS) technology for the consumer, automotive, communications and medical markets. The Company operates a worldwide marketing and sales organization and has offices in the U.S., Hong Kong and Japan. For more information please visit our web site at: http://www.apogeeddx.com.

DDX(R) is a registered trademark of Apogee Technology, Inc. All other product names noted herein may be trademarks of their respective holders. Certain statements made herein that use the words “anticipate,” “hope,” “estimate,” “project,” “intend,” “plan,” “expect,” “believe” and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties, which could cause the actual results, performance or achievements of the company to be materially different from those that may be expressed or implied. Please refer to the company’s risk factors as set forth in the company’s filings with the Securities and Exchange Commission, including its reports on Forms 10-KSB and 10-QSB.

CONTACT: Shelton
Press Contact:
Stephanie Mayo, 972-239-5119, ext 139
smayo@sheltongroup.com
or
Apogee Technology
Investor Contact:

John Gitelman, 781-948-0149
jgitelman@apogeeddx.com

SOURCE: Apogee Technology, Inc.